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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

                          THE SPECTRANETICS CORPORATION
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 STEVEN W. SWEET
       ------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11,

     1)    Title of each class of securities to which transaction applies:

     2)    Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)    Proposed maximum aggregate value of transaction:
     5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)    Amount Previously Paid:
     2)    Form, Schedule or Registration Statement No.:
     3)    Filing Party:
     4)    Date Filed:

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                                 STEVEN W. SWEET
                             4512 WEST 125TH STREET
                                LEAWOOD, KS 66209

                                                                  April 25, 2002
Mr. Joseph A. Largey
President, Chief Executive Officer, and Director
The Spectranetics Corporation
96 Talamine Court
Colorado Springs, CO  80907

Dear Mr. Largey:

      I am writing to you as the beneficial owner of 186,000 shares of Common Stock of The Spectranetics Corporation (the "Corporation"). This letter serves as notice to the Corporation that I intend to nominate two individuals for election as directors of the Corporation at the 2002 annual meeting of stockholders. I further intend to solicit proxies from the stockholders of the Corporation authorizing me to vote all outstanding shares of Common Stock in favor of the election of the individuals I intend to nominate.

      One of my nominees will be John W. ("Jack") Allgood, a resident of Englewood, Colorado. Mr. Allgood recently accepted the position of Chief Financial Officer of Stonegate Capital Corporation, a real estate investment and residential real estate construction and management company. In May, 2001, Mr. Allgood retired from a 28 year career as a Certified Public Accountant, most recently with the accounting firm of Levine, Hughes and Mithuen, Inc., where he was the shareholder in charge of tax services. Prior to that, Mr. Allgood was with his own local firm, Allgood & Company P.C., which he founded in 1975, and which merged with Levine, Hughes and Mithuen, Inc. in 1988. Mr. Allgood has experience with a national accounting firm (Price Waterhouse) and is an expert in tax matters, with heavy emphasis on mergers, acquisitions, business valuations, and other complex corporate transactions. He has been active in professional accounting organizations, has served as an instructor at the MBA level on tax subjects, and has lectured frequently on income tax and public accounting subjects.

      My other nominee will be Jack A. Newman, Jr. of Leawood, Kansas. Mr. Newman has been an executive with Cerner Corporation since 1996. In his current role as Executive Vice President, Mr. Newman establishes broad scale business relationships between Cerner and large, progressive, integrated healthcare provider organizations throughout the United States. Prior to joining Cerner, Mr. Newman served as Partner-in-Charge of the National Health Care Strategy Practice for KPMG Peat Marwick, LLP. He provided consulting services to hundreds of healthcare clients in his 22 year tenure at Peat Marwick. He holds a master's degree in public administration with a concentration in health care administration and is a Certified Public Accountant. Mr. Newman also serves as a faculty member for the American College of Healthcare Executives, the American Hospital Association, the Health Information Management Systems Society, and the Medical Group Management Association. Mr. Newman is a national speaker on the financial and quality-of-care benefits associated with healthcare information technology.

      Both of the nominees referenced above may be considered "participants" in my solicitation under applicable SEC rules. Further information will be included in a preliminary proxy statement to be filed with the Securities and Exchange Commission. I advise you to read that proxy statement, which when filed will be available for free on the Commission's web site at www.sec.gov, because it will contain important information about my nominees and my solicitation of proxies from the Corporation's stockholders. Other important materials will be available on the Commission's web site as well, including this letter. I am providing you with advance notice of my intentions at this time as a courtesy to you in connection with your preparation for the annual meeting.

                                                     Sincerely,

                                                     /s/ Steven W. Sweet

                                                     Steven W. Sweet